EXHIBIT 99.1

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Hooper Holmes

Moderator: Theresa Kelleher

November 10, 2006

11:00 am ET

Coordinator:	Welcome to the Hooper Holmes Investor Call.

At this time all participants are in a listen-only mode. During the question and answer session, please press star 1 on your touch-tone phone. Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

Now I will turn the meeting over to Ms. Theresa Kelleher. You may begin.

Theresa Kelleher:	Thank you. Good morning everyone and welcome to the Hooper Holmes conference call to further discuss the company’s strategic review.

If anyone has not received a copy of the release issued this morning, please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I’d like to remind you that to the extent that the company’s statements or comments represent forward-looking statements, I refer you to the risk factors and other cautionary factors in this morning’s press release as well as the company’s most recent SEC filing.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the company’s express permission.

As you know, participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions.

With us today from management are James Calver, President and Chief Executive Officer and Michael Shea, Chief Financial Officer. James, please go ahead.

James Calver:	Well thank you Theresa and good morning everyone. Thank you all for joining our call. I must say at the outset because the company and its auditors have not yet completed their review, we’re unable to share our third quarter results.

However, although the results are not yet finalized, we do believe that the negative financial trends we reported in prior quarters continued into the third quarter.

As you can imagine, our expectation was to file our results in a timely fashion. And we have worked hard to do so. We therefore had a decision to make about the call we had announced for today. And we decided to continue with the call due to the high degree of interest in the results of our strategic review.

Well this morning, we have a good deal of information for you regarding our plans for reducing costs as well as for future growth. And clearly the recent trends of prior quarters reinforced the need to implement our cost reduction initiatives.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

I will therefore begin by briefly reiterating the goals and approach of our strategic review. I’ll then discuss our key findings and how Hooper Holmes plans to address them.

Finally, I’ll give you a directional view of the company and where we see our opportunities for the future.

The initial goal of the strategic review was to improve margins through identifying areas where we could improve efficiencies. Expense management will be a key component to stabilizing the business in the next phase of our progress.

The strategic review process was exhaustive and involved employees on every level. We divided the company into 21 teams, each with specific accountability and responsibility.

We also created an independent challenge team as senior managers direct the work. This process was led by me and our executive team with support from our external consultants, EHS partners.

So before getting to the specific findings of the review, I’d like to highlight the facts that we have developed plans to make major changes in our cost structure.

When fully implemented, these plans are expected to improve our operating margins by approximately $17-1/2 million - $17.5 million on a recurring annualized basis.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Approximately 11.5 million of these savings will come from pure cost reduction. And about 6 million from new revenue initiatives.

These are structural improvements, not one time savings. These benefits will continue and we believe, increase.

Next we believe that the declines will slow in 2007 and that overall the rates of decline will improve. Finally, we believe we can deliver positive cash flow from operations in 2007.

So with those highlights out of the way, I’d like to now discuss some of the key findings from the review.

We learned several things during the course of our very detailed review of all of our operations. For example, we learned parts of our business had too many layers of management.

Historically, our Portamedic operations had as many as five layers of management between the local branch manager and the CEO. We are now reducing that to three levels and reducing the number of managers at each level by increasing the breadth of their responsibility.

We also learned that Prime Management had entered into some large customer agreements that were unprofitable. For example, one contract with a large insurance carrier priced our examination services below cost of delivery. But I’d like to point out that when we brought this situation to the attention of our customer, they agreed with our assessment and agreed to an increase in rate.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

And we learned in some cases that we delivered more services than we were charged for - than we were charging for.

For example, the costs of collecting faxing and distributing information were not reflected in our pricing to several large customers. We have now corrected that through negotiations with our customers.

Other results of these and other operational issues, our business has been challenged to meet some of our customers and shareowners expectations for performance.

So these facts have been compounded by shrinking industry. Simply put, the annual number of life insurance applications in the United States has consistently declined over the last five years.

At the same time, several of our most important customers merged with other insurance carriers. So operating efficiently and quickly is important for any business. But it is absolutely essential in a shrinking marketplace. We must also identify opportunities for growth in new markets as a matter of urgency. I’ll talk about that a little later on the call.

So the plans we have developed as a result of this review have come from the front line of our organization to the leadership — not the other way around. They are the direct result of four months work by hundreds of our people.

So to address our findings, we are following four strategies to reduce costs and build for the future. So those strategies are in order number one, transform our core Portamedic business.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Number two, better leverage technology. Number three, manage with discipline. And four, expand our services — expand our business.

Let me give you some more detail on the first of those, transforming our core Portamedic business. We have taken a thorough office by office review or our Portamedic branches. And our goal has been to retain our geographic coverage and our revenue. And we’ve had three goals - and we’ve had these goals in mind.

First, to address changes in our customer’s distribution channel as the number of agent and brokers who order our services have been reduced by industry consolidation.

Second, to eliminate geographic overlap among some of our offices.

And third, to balance local office volumes and running costs.

As we make these changes, we are expanding the number of local sales and marketing people calling upon our local agents. We will also continue a rollout of our pay for performance and incentive-based compensation at all levels. I talked about that on prior calls. And we’ll introduce new training and continuing education credit for our examiners, giving them more opportunities to learn and grow in our business.

Leveraging technology is our second core strategy. It is fundamental to the success of our branch transformation. We’ll introduce new imaging capabilities that will give our examiners one process for each exam, saving time.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

We will centralize payroll, taking this and other administrative task off the desks of our local managers. And we’ll leverage our new branch operating system to improve accuracy and client reporting.

So on the last call, I committed to completing the rollout of our new branch ordering system in Q3. But I’m pleased to say that it was fully deployed across all of our locations last month.

Other technology initiatives include applications that have already proven themselves in other companies. For example, we’ll build an internal fax service to replace an expensive external supplier. Faxing is a very important part of our business today. We will continue to drive paper out of our operation. And we’ll give local insurance agents access to our tele-interviewing centers by instantly transferring their applicants to our customer service professionals.

Some of these data sets may seem to you just like good common sense. Well we agree. An underlying theme of the work we’ve done to improve our cost structure has been greater asset utilization. So in short, we need to manage with discipline. And that is our third core strategy.

As you might imagine, this includes reducing our real estate expenses, centralizing purchasing and travel to gain volume discounts, eliminating costly equipment leases and in general tailoring our cost structure to the realities of our business.

But among other things, we will be increasing the spans of control of our managers. And we’ll be improving productivity and efficiency company-wide.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

The fourth strategy we’re following is simply to expand our business. And while the primary focus of our phase one review was to control costs, we have also developed several new revenue opportunities.

We will seek to win new customers to medical manufacturing and distribution at Heritage Lab. By the end of the first quarter of 2007, we will have established new offers in wellness disease management and non-insurance kit sales at Heritage.

We have developed plans to deliver new revenue from these markets by the end of next year. We’ll expand Hooper evaluations in new markets in Texas and the Northeast. And as we add attending physician statements and prescription histories to the services, we bring to claims adjusters, we have developed plans to deliver new revenue from new services by the end of next year for this business too.

We also have opportunities in our (Mars) underwriting services business to significantly expand our customer base and widen the range of services we provide to existing customers.

We have developed plans to expand our service range to include audit functions, new reinsurance (faculty) underwriting as well as seasonal and overload underwriting.

Finally, Medical Direct, a wholly-owned subsidiary in the United Kingdom will offer new screening services to financial institutions, high net worth clients and employers.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

So to recap, we have developed plans to make fundamental changes in our cost structure, achieving operating margin improvement of approximately $17-1/2 million.

And as I said earlier, this improvement will be a result of as - as about 11-1/2 million of savings from pure cost reduction and about 6 million from new revenue initiatives.

Many of you are wondering I’m sure, how their both split between gross margin and SG&A. So the gross margin impact of these changes will be approximately $12.7 million. And the SG&A reduction will be approximately $4.8 million. Again, that’s just a different way of dividing up the $17-1/2 million.

Now it’s also important to note that while we have developed plans to deliver these results over the next two years, very importantly they are front end loaded. So in fact, we expect to deliver improvements of about $10.3 million in fiscal 2007. And this delivery time reflects our decision to move carefully and protecting our existing revenue and our ability to deliver client services.

Yet we really recognize that our wholly-owned branches are dedicated Portamedic examiners, our customer service representatives and branch managers, the people who deliver our services every day are essential to our success.

So in our business it’s our field people, the people who are closest to our customers who are truly our greatest asset.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

So that said, the cost structure improvements we’re announcing today are only the first step in a longer journey. We will obviously be sharing more cost improvements with you in future calls.

I’d also like to emphasize that our management team does not believe our shareowners interest will be best served by solely relying upon services to the insurance industry as long term source for revenues.

We have the infrastructure to obtain, process and analyze significant amounts of data in a highly efficient manner. We have unparalleled geographic coverage through our branch offices and are close to our customer. We have thousands of Hooper Holmes reps delivering our service every day. We also have some of the best known and most trust brands in the industry.

What you all want to know is how we can monetize all of this and grow our revenues. So one example is the recent new product we rolled out in October for IntelliScript.

IntelliScript is a Web-based prescription history service for insurers in the life insurance and property and casualty industry.

This is a strategic alliance with Milligan, the leading actuarial and business management consulting firm and meets the needs of insurance industry for fast and accurate prescription information.

Other new products will follow and we’ll certainly update you on future calls.

We have also been talking lately about wellness and disease management services. So it’s easy to see how the assets I just mentioned can be leveraged in that marketplace.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

And while it’s premature to give specific details, I will say that over the next three years, we plan to diversify revenues by expanding into wellness and disease management services.

This is a large and growing market and one in which we are already established and which makes excellent use of our wholly-owned branch network and local examiners.

You can expect us to talk in more detail on our plans in this area in the upcoming quarters. We already have several pilot programs underway and anticipate being able to share progress with you in the second quarter of 2007.

So as I’ve observed in other calls, we are following a three-phased strategy. The first phase is to improve efficiencies and margins. We’ve already as you’ve heard today, we’ve already started these initiatives, quantified them and we’ll continue to roll these out.

Our second phase beginning in 2007 is to enhance revenues. And our third phase beginning at the end of next year will be to invest in growth and to significantly expand the value we create for shareholders.

So now I’d like to take your questions. Thank you.

Coordinator:	Thank you. We will now begin with the question/answer session. If you would like to ask a question, please press star 1. You will be prompted to record your name. To withdraw your question, you may press star 2.

Once again, if you’d like to ask a question, please press star 1. One moment please.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Our first question comes from (David Louis) with SunTrust Robinson Humphrey.

James Calver:	Good morning (David).

(Eric Saki):	Can you all hear me?

James Calver:	Hello (David). Yes, we can hear you…

(Eric Saki):	No, this is actually (Eric Saki). How’s it going?

James Calver:	(Eric) how are you this morning? We hear you loud and clear.

(Eric Saki):	Okay. (David) had me ask a few questions. My first one’s going to be what type of margins are you all assuming on the 17.5 million over the next 24 to 36 months?

Michael Shea:	That actually is the operating margin that we’re expecting to be incremental to the operating line.

(Eric Saki):	What actually on a percentage basis?

Michael Shea:	Oh I’m sorry. This is Mike Shea speaking. On a percentage basis it adds an incremental amount of about 6% to 7% additional based on a revenue stream of 290 to 300 million.

(Eric Saki):	Okay got it. Any determination on possibly divesting any of your businesses?

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

James Calver:	Sure I’ll take that question. Clearly (Eric), we examine the strategic fit of all of our businesses at least quarterly. At this stage we haven’t ruled anything out. We also have nothing else to announce specifically today.

(Eric Saki):	Okay, got it. And I think I’ll pull out of the queue now and possibly come back in.

James Calver:	Okay thanks (Eric).

Coordinator:	Our next question comes from (Andy Stellar) with AG Edwards.

James Calver:	Good morning (Andy).

Michael Shea:	Good morning (Andy).

(Andy Stellar):	Good morning guys. How are you doing?

Michael Shea:	Good.

(Andy Stellar):	It was a long awaited days here. Just wondering, the 6 million of revenue enhancement, that’s the margin contribution from that I assume?

Michael Shea:	That’s right.

(Andy Stellar):	Okay so what does that translate into in terms of incremental topline revenue?

Michael Shea:	It would range between 12 and 14 million.

(Andy Stellar):	Okay and since I guess that is front-end loaded, you’re expecting most of that to come in in the first 12 months? Is that true?

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

James Calver:	Well I think as we said earlier (Andy), in terms of operating income associated with the revenue initiative, 3-1/2 million of that comes in the first year. So just said another way, 10.3 million is the impact for 2007, 6.8 in cost reduction and 3-1/2 million of additional operating income from the revenue initiatives.

(Andy Stellar):	I’m sorry, can you repeat that?

James Calver:	Sure. So the total operating income impact in 2007 is 10.3 million.

(Andy Stellar):	Okay.

James Calver:	Six point eight million comes from cost reduction, 3.5 million of the additional operating income comes from revenue initiatives.

(Andy Stellar):	Okay. Fair enough. Can you talk - I mean I know you’re comments about wellness and disease management, you’re keeping that close to the vest I guess, but can you give us I guess whom within the channel are you dealing with there?

Are you dealing with the health insurer, employers? What entities are you dealing with on that wellness disease management side?

James Calver:	Well you’ve identified a couple of them in your question. It is both the current vendors of wellness and disease management and the health insurer providers. So it’s actually both.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

The wellness and disease management market today is about a $1.4 billion market growing at about 20% annually (Andy). And about 20% to 30% of that market is in the wellness screenings.

So as I said earlier, we have a new set of services that we deliver to this market under the name (health ex). And I guess today we’re really working at the edges of the market. It’s a small percentage of our revenues today, but we think we can significantly expand in this area. And we’ll continue to have more to say on this subject over the next 12 to 18 months.

(Andy Stellar):	So you would be utilizing then I guess, the - your net worth of nurses to ask questions and take samples? Or is it just asking questions?

James Calver:	There’s a couple of pieces to this (Andy). You’re absolutely right, we’re making - taking full advantage of our national wholly-owned branch network, full advantage of the 1500 or so examiner employees and another 6000 or so contractors that we have. So we’re taking full advantage of that. That’s part one.

The second part is to really leverage our Heritage Labs business. There’s an opportunity for that business as well, to manufacture and distribute medical devices and collection kits in the wellness space. So it’s a fast-growing area of healthcare.

And as I said, we also believe there’s opportunities for testing associated with those kits, especially in especially for Heritage. So it actually takes advantage of our Portamedic assets as well as our Heritage Lab assets.

(Andy Stellar):	When I think of the wellness market, I mean there’s a lot talk about doing the screening questionnaires with certain folks involved. But I guess also maybe you guys are targeting specific disease states to monitor current disease programs?

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

James Calver:	Well I think (Andy), I mean it’s safe to say at this point, we’re going to significantly expand in the area. More to come on this front.

(Andy Stellar):	Okay that’s fair enough. I’ve beaten that pretty well. I want to follow-up with the question on divestitures. I am somewhat surprised that given the strategic review, we’re not seeing any sort of asset divestitures at this point.

Am I to read into that that you’re satisfied with all the different businesses that are part of the business?

James Calver:	Well I think - (Andy), I really say the same thing as I did when I asked the question last. We continue to examine the strategic fit of our businesses at least quarterly, nothing rolled out, nothing to announce today.

(Andy Stellar):	Okay and then lastly in terms of acquisitions, now that you guys are strategic review, the company historically has been fairly inquisitive. Mike, where do you - do you think that might return again or no?

Michael Shea:	As we outlined in the previous call, in our turnaround program, anything in that growth investment area which would include acquisitions would be at the very earliest, late, late 2007 and 2008. So nothing near term on that front.

James Calver:	And (Andy), related to that point, I mean there’s a number of ways that clearly we can grow outside of organic growth as we’ve discussed earlier. Acquisitions is one vehicle. Alliances is certainly another vehicle. We don’t have to own everything that we sell.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

And so I think that the Milliman and (Telescript) example that I gave in my comments earlier, is a really terrific example of our first alliance. This is a partnership with Milliman. It solves a real problem that the insurance carriers have. And Milliman has the solution and we have the distribution channel.

So this is a perfect example where we can derive economic benefit without actually owning the assets ourselves. So I think you can expect to see over the coming quarter more arrangements like that, and in addition to (Mike’s) comment.

(Andy Stellar):	Okay, thank you.

Coordinator:	Our next question comes from Sean McMahon with Kennedy Capital management.

Sean McMahon:	Hi guys. How are you?

James Calver:	Hello Sean.

Michael Shea:	Good morning Sean.

Sean McMahon:	Thanks for doing the call today. You know, first I guess on the revenue side, you know, you talk about $6 million of new initiatives. Was this just strictly all renegotiated contacts that previous management wasn’t getting billed for, or is there actually new business in there?

James Calver:	Well in fact Shawn, the comment that I made about the previously renegotiated contacts with the clients is not included in the $6 million that you’re looking at. You know, we see opportunities for new services. Milliman happens - the IntelliScript happens to be the first out of the gate, which we’ve already announced, you know, more to come on that front.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

We see opportunity - so we see opportunities for brand new revenue, as we’ve already talked about, as well as in some cases you heard us talk about charging for services that it is standard industry practice to charge for, for which we have not currently - for which we have not historically charged. So it’s not as though we’re expecting an industry trend here. We’re simply following standard industry practice. So there is a number of components to that.

Sean McMahon:	Okay. No, I understand that. So the $6 million is new revenue initiatives. But how - I guess how many customers do you have?

James Calver:	We have about 600 customers today.

Sean McMahon:	Okay, - and so - I mean it’s fair - is it fair to assume that, you know, you talked about one customer that you were getting, you know, you weren’t being billed appropriately and you’ve renegotiated and they were okay.

James Calver:	Yes

Sean McMahon:	You know, that’s one of 600. Are you assuming that, you know, there is a lot more upside to those contracts, that they were, you know, misbilled, I guess? Is that appropriate to assume? Or I mean that is obviously some, you know, more margin in that $6 million that you just talked about.

James Calver:	Sean, the, you know, we have 600 clients. There is quite -our clients - our top 45 clients make up about 65% of our revenue. So although 600 might seem like a really big number to go through one by one, it is relatively manageable to work with our 45 top clients. And that is something that we are doing.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Sean McMahon:	Okay, you know, to put it another way, when you look at some of those I guess accounts or contracts, do you continue to see that they are not billed correctly and there is upside to kind of the number that you’ve given us?

James Calver:	Yeah I think, you know, that there clearly is upside. There clearly is upside. And I think it is important that the folks on the call today go away with the impression that that’s one part of multiple new revenue initiatives.

Sean McMahon:	Okay. No that’s’ great. I guess getting back to the DM side of the business, you know, some of the big guys that play in here have made the push that they are winning contracts only if they offer both wellness and disease. Can you maybe give me any kind of color? Is that more on the self insured employer or is that more in the health plan that you’re kind of dealing with?

James Calver:	Well I think it’s both. I mean this is a, you know, $1.4 billion market. It’s - I suppose it’s fair to say that it’s still a relatively young market in that it’s growing between 20% and 30% per annum. And so the answer to your question is it’s both. There are components to self insured as well as the more traditional health insurance programs. The short answer is it is both.

Do we expect to see that begin to segment over the coming years, you know, absolutely. That happens to any maturing market. But this is a market growing at 20% or 30% per annum.

Sean McMahon:	Do you know when those pilots started by chance?

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

James Calver:	Yes I do. I mean we’ve started some - we started one of our pilots in Q1. I think we - from memory I believe we did another - we started another one in Q3. And again, more to come.

Sean McMahon:	So this is mainly all your doing, is what I was trying to get at? This is your kind of…

James Calver:	Yeah.

Sean McMahon:	Great. James, I’ll jump back in the queue. Thank you very much.

James Calver:	Okay, thank you Sean.

Michael Shea:	Thank you.

Coordinator:	Once again, to ask a question please press star 1. Our next question comes from Julian Allen with 150 LLC.

James Calver:	Julian, good morning.

Julian Allen:	Hi, good morning.

Michael Shea:	Good morning Julian.

Julian Allen:	Hi. Just to clarify, Michael I think I heard a comment saying that you were assuming a revenue level of about $290 to $300 million in response to the question about operating margins. Is that after the benefit of the $6 million in incremental revenue or does that not take into account some of these new revenue initiatives?

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Michael Shea:	It was actually 12 to 14 of incremental revenue I said Julian. And that was not any type of guidance on top line. I was specifically giving the details of how I calculated the 6% operating margin.

Julian Allen:	Operating margin. Okay.

Michael Shea:	So don’t take that to mean anything else.

Julian Allen:	Okay, and then so just to clarify, of the incremental revenue of about $6 million over the next two years, those are as a result of the initiatives that we’ve been talking about I presume -- wellness, the repricing and the like. And those - are those gross of or net of continued reductions in the core businesses?

James Calver:	So Julian a couple of comments on this. First of all, the $6 million number that you’re referring to, I think I heard you say that $6 million is incremental revenue. The $6 million is the operating margin impact of the revenue initiatives.

Julian Allen:	Got it, okay.

James Calver:	Okay, so that’s a really important point.

Secondly, let me comment more generally on new revenue sources, because there has been a couple of questions on this. I already talked about - already mentioned the fact that Heritage Labs is really in two businesses. You know, the first is our traditional business of testing associated with the insurance industry. It’s a challenge to differentiate on the testing side. Tests are fairly standard, little opportunity really for proprietary technology.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Now having said that, Heritage Labs is also a licensed manufacturer of medical devices and collection kits licensed by the Food and Drug Administration. And we’ve got complete clean room facilities, licensed to distribute medical devices and collection kits in the US. So we think we can significantly grow that business. You know, in our (Mars) business, as I said we’re broadening out our services. And I already talked about the opportunity in the healthcare space for new markets for Hooper Holmes’ talent and skills.

Julian Allen:	Okay great. Thank you for clarifying that on the revenue side. Do you believe that the impact operating margins that we’re discussing today represents some view of what you believe that the new - the operating margin potential of the company is, or do you believe that there is scope to continue to drive improvement after this first wave of initiatives?

James Calver:	Oh I think this is - I think Julian this is just the beginning. You know, we have a cost structure - I think well I’m not ready today to really put a target or percent improvement number on the table. You know, obviously when you look at our current cost structure, you know, somewhere around $235 million, it’s still too high, even given the cost improvements we’ve been discussing today.

So I think it’s safe to say that we believe we need to continually improve efficiency and productivity and, you know, we’re going to be careful about this. Our operations need to be flawless. Customers are counting on us for fast and accurate services. And, you know, we have to maintain a very high degree of reliability. But with that said, we have to make sure that the productivity gains we make don’t affect performance. We should see our costs continue to go down in 2007, and what we announced today, I think it’s fair to say is the beginning. This needs to be a continual improvement in efficiency and productivity.

FINANCIAL DYNAMICS

Moderator: Theresa Kelleher

11-10-06/10:00 am CT

Confirmation #2129001

Julian Allen:	Can you comment on capital required to implement the plan? You mentioned that the business should continue to be cash flow from operations positive. Can you give us some sense of what point you’d expect the business to be free cash flow positive on the capital expenditures?

James Calver:	Well I think the - first of all in the numbers that we have given you today, those numbers are net of any cap ex required. So basically any expenditures that we have to make, for example, additional investments in IT, are already built into those numbers. That’s the first observation. I don’t think we’re prepared today to comment on when we will be free cash flow positive.

Julian Allen:	Thank you for you patience. My last question, can you give us any comments on the reason for the delay in the third quarter financials and when we might expect them?

Michael Shea:	I’ll comment on that. I’m sure you can probably assume, - you probably realize I can’t comment on any of the specific open items that we’re looking at. With the review I can tell you we’re working this as quickly as possible with our orders to get everything completed and resolved. And, you know, we’ll keep you informed on the status of that review.

James Calver:	And I think, you know, I think the other thing is we were really determined to go ahead with today’s call, given the importance of it for all of you. And frankly we share your disappointment and I think express surprise at the last minute -a the last minute change.

Julian Allen:	So you should be able to file within your deadlines it seems?

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Moderator: Theresa Kelleher

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Michael Shea:	Julian, I’m not going to comment on that at this point. There is open items which need to be addressed. And until they are completely resolved I can’t give you a firm answer.

Julian Allen:	Great, well I appreciate you guys going ahead with today’s call. Thanks very much.

Michael Shea:	Thanks Julian.

James Calver:	Thanks Julian.

Coordinator:	Our ext question comes from Mitra Ramgopal with Sidoti.

James Calver:	Mitra, good morning.

Mitra Ramgopal:	Hi, good morning guys. How are you?

Michael Shea:	We are well thank you.

Mitra Ramgopal:	Really you’ve answered a lot of questions. I just wanted to maybe if you could provide some color with the announcement related to (John Spencer), and what sort of - who is going to be in charge of the CD division?

James Calver:	Oh sure. Well thank you for bringing it up. And it’s probably remiss if I did not mention the departure of (John). (John) had a recent bereavement and we’ve had a very amicable separation with (John). He remains an executive vice president of our customer and probably will work with us on a project basis.

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Moderator: Theresa Kelleher

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Let me also be clear is his position will not be replaced. The evaluations business is reporting to (Mike) Shea.

Mitra Ramgopal:	Okay. And I know it’s a little early in the game here, but you talk about wellness, disease management et cetera. If you could give us a long-term perspective, where do you see, you know, Hooper’s revenue mix changing as you incorporate this new businesses and kind of move away a little bit from Portamedic?

James Calver:	Well I think you know, as I said, I mean we’re just - early days Mitra at this point. We do have the pilot operations underway in this space. And we’re continuing to grow in this space. It is as I said earlier, it is a large and rapidly growing market.

I think it would be premature today to make any specific commitments about how our mix of business will change. But I would - but I do feel very comfortable saying that our mix of business will change. I think it’s in our shareowner’s best interest for us to you know, for us to stay very engaged in the insurance industry, but also seek new sources of revenue that take advantages of the assets in our business.

Mitra Ramgopal:	Okay, and finally coming back to pricing contracts, aside from being mispriced, et cetera, can you address the competitive environment in terms of being limited with regards to price increases, et cetera.

James Calver:	The question again please?

Mitra Ramgopal:	Based on the competitive environment, are you constrained in terms of trying to raise prices on your services?

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Moderator: Theresa Kelleher

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James Calver:	Well I think there are always opportunities for price rises Mitra. And certainly that is built into the numbers we shared with you today.

Mitra Ramgopal:	Okay, thanks.

Coordinator:	Our next question comes from Dan Hooper with Peninsula Capital.

James Calver:	Good morning Dan.

Michael Shea:	Good morning Dan.

Jason Harris:	Hi, actually this is Jason Harris.

James Calver:	Hello Jason.

Jason Harris:	I was wondering, can you give a sort of - I know the auditors aren’t done, but can you give us just sort of a feel, I mean should we expect something similar to the last couple quarters, or, you know, can you give us a range of where the third quarter results came in or?

Michael Shea:	Jason I can’t give you a range in that. As we’ve said in our press release, you know, although the results are not finalized, we do believe the negative trends are going to continue, as James and I have talked about on previous calls. Our mission here in 2006 is to correct some of the imbalances of the past. We continue to do that. These initiatives that we’re speaking of today are beginning now here in the fourth quarter, but will primarily be reflected in the 2007, 2008 results. So I guess my comment, my short answer is to expect those negative trends that we’ve had previously to continue into the third quarter.

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Moderator: Theresa Kelleher

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James Calver:	And Jason I think it’s also safe to say, I’ve mentioned a couple of times on the call for the need for us to maintain a level of client service to retain our local geographic presence. That’s clearly very important. So the impact of the strategic review initiatives, the numbers that we talked about, the implementation of those began at the beginning of this current quarter. So they began a the beginning of Q4.

If I just play the tape back as to what we told you back in May we said we would undertake a 20 week strategic review. We would be done in September. We were indeed done in September and we started implementing on October 1.

Jason Harris:	Okay, thanks.

James Calver:	Thanks Jason.

Coordinator:	Our next question comes from Andy Speller with AG Edwards.

Andrew Speller:	Hi, I wanted to follow up on the customer issue with regards to the renegotiation of contracts for certain I guess cost that weren’t being included before. Can you give us a, you know, given that some of your larger customers represent a larger portion of your sales can you give the magnitude for what percent of revenue might be impacted by something like that?

James Calver:	No, I don’t think we can comment on that today Andy.

Andy Speller:	Can you give me a flavor for as these changes get implemented, is it both impact to revenues ands gross margins the primary benefit?

James Calver:	I’m sorry say again?

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Moderator: Theresa Kelleher

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Andy Speller:	The benefit from the change in the contract are just you’re going to be getting more revenue I assume, so both revenue and gross margins should go higher?

James Calver:	Yes, I mean we’re systemically working through the contracts to see where there are problems and where we can correct the problems.

Andy Speller:	Then (Mike) is there any - going to be any sort of charge related to any of the initiatives that you’re implementing from either a cash or a noncash standpoint?

Michael Shea:	As I indicated on our last conference call, we have engaged outside consultants to assist us with this strategic review. So as I indicated on that call there will be a charge for those - for their services in the third quarter.

Andy Speller:	In the third quarter.

Michael Shea:	In the third quarter. But let me reiterate also what I said is that the cash outflow of that payment, and that payment is based on the savings - this $17.5 million that we’re talking about earlier, the savings that we will achieve. We will be paying them this amount as those cash savings are realized on our end throughout 2007. So it’s not one big cash outlay. It will be spread over 2007.

Andy Speller:	And is that net of the savings? I mean so that is included in those savings or?

Michael Shea:	No that is outside the 17.5. The 17.5 is recurring bottom line improvement. The $5 million is obviously just a one time - will be a one time charge.

Andy Speller:	One time. And you’re taking the charge in the third quarter, but the cash timing for that will happen as the savings occur?

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Moderator: Theresa Kelleher

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Michael Shea:	That is correct. We’re projecting that over 2007.

Andy Speller:	And any other charge, I mean any other severance or other items that might show up as these changes get implemented?

Michael Shea:	We did mention that also on the last call. There will be restructuring. As you noticed as we looked at our branch footprint, there will be charges related to severance branch closure costs, things of that nature.

Andy Speller:	And that will be in the third quarter?

Michael Shea:	Yes it will be.

Andy Speller:	Or as it occurs?

Michael Shea:	It will be as it occurs. So there certainly will be a third quarter charge. But as these plans are implemented, there will be - if it is in that phase of the implementation, there will be additional restructuring charges for the offices and severance.

Andy Speller:	Any size for those - for that - for those amounts?

Michael Shea:	At this point I can’t comment on hat.

Andy Speller:	Okay thank you.

James Calver:	Andy just to finish up answering your question regarding, you know, regarding customers, I think it’s fair to say that our contract negotiations and repricing is really a small part of what we are doing.

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Moderator: Theresa Kelleher

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Andy Speller:	Okay.

James Calver:	It’s part of - it’s part of many things.

Coordinator:	Our next question comes from (Carlo Canal) with (Canal) Capital LLC.

(Carlo Canal):	Good morning. Can you focus a little bit more on pricing? How are you pruning the portfolio? Are you in Inning 7 in terms of that program or Inning 2 and what are the insurance companies doing now when they are used to having the company provide the services at a loss?

James Calver:	(Carlo) if I understand your question correctly, let me just repeat and make sure I answer it for you. You’re interested in knowing how early we are on in our discussions with our clients in terms of you know, repricing? Is that your question?

(Carlo Canal):	Well if it’s still in the discussion mode, I think you’ve answered my question.

James Calver:	Yeah again, I mean I would just reiterate that the contract negotiations and repricing, and this is a really small part of what we are doing, it’s necessary, but it’s a small part of what we are doing.

(Carlo Canal):	Has there been any price increase in the last 30, 60 days as part of your greater program?

James Calver:	Yes, on specific clients, absolutely.

(Carlo Canal):	And what has their reaction been?

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Moderator: Theresa Kelleher

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James Calver:	Yeah it’s been fine. As I said, you know, I think the comment that I made about the one client earlier in my remarks is consistent with the reaction that we’ve met with other clients.

(Carlo Canal):	Okay. Is the consultant which has helped you achieve these projected savings still retained?

James Calver:	Oh yes. They remain engaged in the process for quite some time. And clearly they are very engaged during the period and they remain engaged as part of our team on an ongoing basis. And I would remind you that again, this is a contingency relationship.

(Carlo Canal):	Regarding the accounting for those savings, my understanding that those payments will be front loaded for forecasted savings or will they be released to the consultant as they are actually benefiting the company on a cash basis?

Michael Shea:	I think what you said is right on both ends. We will have to front load the P&L charge as the strategic review has been completed. The actual cash outlay related to that P&L charge though, will be over time will be made over 2007 as the cash savings from those initiatives come back to Hooper Holmes.

(Carlo Canal):	Okay. And then my final question regards the complex in New Jersey. Has the company considered selling or sale lease back of this facility?

Michael Shea:	It certainly has been on the radar screen. As you can see in one of our recent announcements though we are - what we have done short-term is put that into our available borrowing base on our new $25 million credit facility. But certainly the future potential of the building including the sales lease back are possible.

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Moderator: Theresa Kelleher

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(Carlo Canal):	Okay thank you.

James Calver:	Very good. Thank you (Carlo). And I just before the next question would like to make, you know, a really - we’ve had a quite a - the last two or three questions have focused on pricing. And I think it’s fair to say folks that the biggest impact from our strategic review is the reduction in costs. You know, the next biggest is revenue, you know, specific new revenues. And you have those numbers, we’ve given you them today.

The purpose in talking about pricing was to illustrate an example. And again, I just want to be really clear with you, that that is a very small part of what we are doing.

Next question.

Coordinator:	I would now like to turn the call back over to Mr. James Calver for closing comments.

James Calver:	Great, well thank you every one. And if there is no further questions at this time, I’d really like to thank you for joining us today and for your continued support during this period of transition.

You know, (Mike) and I have said, we’re working diligently with our auditors and we’ll issue our third quarter earnings as soon as we possibly can. So today we set out our initial plans for establishing a platform for turn around for Hooper Holmes, beginning building on our many assets and returning the business to long-term sustainable growth.

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Moderator: Theresa Kelleher

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We look forward to providing updates on our progress in due course and to speaking to many of you over the coming weeks and months. And with that, we wish you all a good day. Thanks so much. Bye bye.

Coordinator:	Thank you for participating in today’s conference call. You may disconnect at this time.

END